Exhibit 99.1

NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2017

FISCAL 2017 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $1.97 billion compared to $2.01 billion in the prior year

•	Digital Real Estate Services segment revenue grew 18% compared to the prior year

•	Digital revenues increased to 24% of News and Information Services segment revenues, compared to 20% in the prior year

•	Income from continuing operations was nil compared to $143 million in the prior year

•	Total Segment EBITDA of $130 million compared to $165 million in the prior year

•	EPS were ($0.03) compared to $0.22 in the prior year – Adjusted EPS were ($0.01) compared to $0.05 in the prior year

•	Company successfully completed the acquisition of Wireless Group plc

NEW YORK, NY – November 7, 2016 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2016.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp made real progress as it continued to drive higher digital revenues and position the Company for long-term growth. While the quarter presented some obvious challenges, particularly in print advertising and the weakness of the Pound Sterling, our revenues were relatively stable, underscoring the strength and scale of our portfolio and shift to digital.

Our Digital Real Estate Services segment posted another strong quarter with an 18% year-over-year revenue increase and is on a clear path to reshape the character of News Corp. At Realtor.com®, we generated solid revenue growth even as we retooled our product offerings. We expect that momentum to accelerate this year and to contribute meaningfully to EBITDA.

Book Publishing extended its gains from last quarter with healthy EBITDA growth despite the prior year comparison with Go Set a Watchman. A strong roster of titles and improvement in religious publishing should augur well for the coming quarters.

At our News and Information Services segment, the print advertising challenges were partially offset by higher digital revenues and disciplined cost initiatives. We continue to push digital, which accounted for 24% of segment revenues this quarter, up from 20% in the prior year. While we invest in high quality, premium content, this will be balanced with ongoing cost initiatives, as is evident from Dow Jones’ planned strategic reduction in spending and its focus on growing digital subscribers.

Despite ongoing political and economic uncertainty, particularly in U.S. and U.K. markets, we remain focused on expanding revenues and driving higher long-term value for investors.”

FIRST QUARTER RESULTS

The Company reported fiscal 2017 first quarter total revenues of $1.97 billion, compared to $2.01 billion in the prior year period. Reported revenues reflect a negative impact from foreign currency fluctuations of $36 million.

Adjusted Revenues for both periods (which exclude the foreign currency impact and acquisitions as defined in Note 1) were equivalent to reported revenues, as growth in the Digital Real Estate Services segment was more than offset by lower advertising revenues at the News and Information Services segment.

Income from continuing operations for the quarter was nil as compared to $143 million in the prior year. The decrease was primarily due to the absence of a $106 million tax benefit related to the release of valuation allowances resulting from the disposal of Amplify in fiscal 2016, lower Total Segment EBITDA, as discussed below, and lower equity earnings of affiliates, primarily driven by the announced closure of Foxtel’s Presto service in January 2017.

The Company reported first quarter Total Segment EBITDA of $130 million compared to $165 million in the prior year. Adjusted Total Segment EBITDA (as defined in Note 1) was 11% lower compared to the prior year, primarily due to the weak print advertising market and increased programming rights costs at the Cable Network Programming segment, partially offset by continued growth in the Digital Real Estate Services and Book Publishing segments.

(Loss) income per share from continuing operations available to News Corporation stockholders was ($0.03) as compared to $0.22 in the prior year.

Adjusted EPS (as defined in Note 3) were ($0.01) compared to $0.05 in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2016	2015	% Change
	(in millions)		Better/(Worse)

Revenues:
News and Information Services	$1,222	$1,290	(5)%
Book Publishing	389	409	(5)%
Digital Real Estate Services	226	191	18%
Cable Network Programming	128	124	3%
Other	—	—	**

Total Revenues	$1,965	$2,014	(2)%

Segment EBITDA:
News and Information Services(a)	$46	$83	(45)%
Book Publishing	48	42	14%
Digital Real Estate Services	67	57	18%
Cable Network Programming	14	28	(50)%
Other	(45)	(45)	**

Total Segment EBITDA	$130	$165	(21)%

** - Not meaningful

(a)	News and Information Services Segment EBITDA for the three months ended September 30, 2016 includes transaction related costs of $5 million associated with the acquisition of Wireless Group.

News and Information Services

Revenues in the quarter were lower by $68 million, or 5%, compared to the prior year. Adjusted Revenues were 4% lower compared to the prior year.

Advertising revenues decreased 11%, or 10% excluding a $6 million impact from negative foreign currency fluctuations, primarily due to the weakness in the print advertising market. The decrease was partially offset by higher in-store product revenues at News America Marketing and growth in digital advertising revenues.

Circulation and subscription revenues decreased 4%, but increased 1% excluding a $24 million impact from negative foreign currency fluctuations, due to higher subscription pricing, selected cover price increases in the U.K. and Australia and higher paid digital subscribers, partially offset by lower print volume.

Segment EBITDA decreased $37 million in the quarter, or 45%, as compared to the prior year, and Adjusted Segment EBITDA decreased 27%. The reported decrease was driven by the lower advertising revenues noted above, $12 million of investment spending in connection with Checkout 51, as well as transaction related costs of $5 million associated with the acquisition of Wireless Group.

Digital revenues represented 24% of segment revenues in the quarter, compared to 20% in the prior year. At Dow Jones, digital revenues represented 55% of total revenues in the quarter. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended September 30, 2016 were 967,000, compared to 819,000 in the prior year (Source: Internal data)

•	Closing digital subscribers at News Corp Australia’s mastheads as of September 30, 2016 were 283,800, compared to 246,400 in the prior year (Source: Internal data)

•	The Times and Sunday Times closing digital subscribers as of September 30, 2016 were 181,000, compared to 169,000 in the prior year (Source: Internal data)

•	The Sun’s digital offering reached 46 million global monthly unique users in September 2016, based on ABCe (Source: Omniture)

Book Publishing

Revenues in the quarter decreased $20 million, or 5%, compared to the prior year, primarily due to the absence of revenues from Go Set a Watchman by Harper Lee, partially offset by the continued expansion of HarperCollins’ global footprint and the popularity of front-list titles such as The Black Widow by Daniel Silva, Hillbilly Elegy by J.D. Vance and Jesus Always by Sarah Young. Digital sales represented 20% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $6 million, or 14%, from the prior year due to the mix of titles.

Digital Real Estate Services

Revenues in the quarter increased $35 million, or 18%, compared to the prior year, primarily due to the continued growth at REA Group and Move, as well as $10 million from the acquisitions of iProperty and Diakrit. Segment EBITDA in the quarter increased $10 million, or 18%, compared to the prior year. The increase in Segment EBITDA was primarily due to higher revenues, partially offset by higher marketing expenses at both REA Group and Move.

In the quarter, revenues at REA Group increased 22%, or 16% excluding a $5 million impact from favorable foreign currency fluctuations, due to an increase in Australian residential depth revenue, as favorable product mix offset lower listing volumes, and the acquisition of iProperty.

Move’s revenues in the quarter increased 9% to $93 million from $85 million in the prior year, primarily due to the continued growth in its Connection for Co-BrokerageSM product and non-listing Media revenues. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal first quarter grew 15% year-over-year to approximately 53 million. Mobile continues to drive audience growth and represents more than half of all unique users.

Cable Network Programming

Revenues in the quarter increased $4 million, or 3%, compared to the prior year due to higher advertising revenues. Adjusted Revenues increased 1%. Segment EBITDA in the quarter decreased $14 million, or 50%, compared with the prior year. Adjusted Segment EBITDA decreased 29% due to higher programming rights costs primarily related to the NRL simulcast and certain one-time cricket rights.

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

Equity (losses) earnings of affiliates for the first quarter were $(15) million compared to $8 million in the prior year.

	For the three months ended September 30,
	2016	2015
	(in millions)

Foxtel	$(11)	$9
Other equity affiliates, net	(4)	(1)

Total equity (losses) earnings of affiliates	$(15)	$8

On a U.S. GAAP basis, Foxtel revenues for the first quarter increased $31 million, or 5%, to $618 million from $587 million in the prior year period. In local currency, Foxtel revenues increased 1% due to higher subscribers. Foxtel’s total closing subscribers were approximately 2.9 million as of September 30, 2016, with closing cable and satellite subscribers up 1% compared to the prior year period. In the first quarter, cable and satellite churn increased to 15.5% from 10.1% in the prior year, which was primarily related to customers under no-contract offers during fiscal 2016.

Foxtel’s net income of $16 million decreased from $42 million in the prior year period, primarily due to the $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Presto had approximately 130,000 paying subscribers as of September 30, 2016, who will be invited to transition to the new Foxtel Play packages. Equity (losses) earnings of affiliates for Foxtel of $(11) million and $9 million for the three months ended September 30, 2016 and 2015, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $19 million and $12 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets.

Foxtel EBITDA increased $3 million to $143 million from $140 million in the prior year. In local currency, Foxtel EBITDA was relatively flat, primarily due to increased investment in programming, which offset the higher revenues noted above. Foxtel operating income for the three months ended September 30, 2016 and 2015 was $91 million and $85 million, respectively, after depreciation and amortization of $52 million and $55 million, respectively. Operating income increased as a result of the higher revenues noted above and the positive impact of foreign currency fluctuations, offset by the increased programming spend noted above.

CASH FLOW

The following table presents net cash (used in) provided by continuing operating activities and a reconciliation to free cash flow available to News Corporation:

	For the three months ended September 30,
	2016	2015
	(in millions)

Net cash (used in) provided by continuing operating activities	$(268)	$141
Less: Capital expenditures	(49)	(63)

	(317)	78
Less: REA Group free cash flow	(28)	(35)
Plus: Cash dividends received from REA Group	28	24

Free cash flow available to News Corporation	$(317)	$67

Net cash (used in) provided by continuing operating activities decreased $409 million for the three months ended September 30, 2016 as compared to the prior year period, which was primarily due to the NAM Group’s settlement payments of $250 million during the quarter and higher working capital due to timing, as well as lower Total Segment EBITDA.

Free cash flow available to News Corporation in the three months ended September 30, 2016 was ($317) million compared to $67 million in the prior year period. The decrease was primarily due to lower cash provided by continuing operating activities as discussed above, partially offset by lower capital expenditures.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash (used in) provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

During the three months ended September 30, 2016, the Company reclassified its listing revenues generated primarily from agents, brokers and developers from advertising revenue to real estate revenue to better reflect the Company’s revenue mix and how management reviews the performance of the Digital Real Estate Services segment.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, adjusted net income from continuing operations available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash (used in) provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EST on November 7, 2016. To listen to the call, please visit http://investors.newscorp.com.

Annual Meeting of Stockholders

News Corporation will provide a live audio webcast of its 2016 Annual Meeting of Stockholders to be held in Los Angeles, California on November 10, 2016, beginning at 3:00pm PST. The webcast will be available via http://newscorp.com/annual-meeting-information. A replay will be available at the same location for a period of time following the meeting.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended September 30,
	2016	2015

Revenues:
Advertising	$670	$735
Circulation and subscription	621	639
Consumer	374	392
Real estate	172	145
Other	128	103

Total Revenues	1,965	2,014

Operating expenses	(1,157)	(1,199)
Selling, general and administrative	(678)	(650)
Depreciation and amortization	(120)	(121)
Restructuring charges	(20)	(17)
Equity (losses) earnings of affiliates	(15)	8
Interest, net	7	12
Other, net	17	5

(Loss) income from continuing operations before income tax benefit	(1)	52
Income tax benefit	1	91

Income from continuing operations	—	143
Income from discontinued operations, net of tax	—	46

Net income	—	189
Less: Net income attributable to noncontrolling interests	(15)	(14)

Net (loss) income available to News Corporation stockholders	$(15)	$175

Weighted average shares outstanding:
Basic	581	581
Diluted	581	583

(Loss) income from continuing operations available to News Corporation stockholders per share - basic and diluted	$(0.03)	$0.22

Income from discontinued operations available to News Corporation stockholders per share - basic and diluted	$—	$0.08

Net (loss) income available to News Corporation stockholders per share - basic and diluted	$(0.03)	$0.30

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of September 30, 2016	As of June 30, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,499	$1,832
Restricted cash	—	315
Receivables, net	1,294	1,229
Other current assets	535	513

Total current assets	3,328	3,889

Non-current assets:
Investments	2,269	2,270
Property, plant and equipment, net	2,367	2,405
Intangible assets, net	2,381	2,207
Goodwill	3,889	3,714
Deferred income tax assets	628	602
Other non-current assets	407	396

Total assets	$15,269	$15,483

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$240	$217
Accrued expenses	1,136	1,371
Deferred revenue	401	388
Other current liabilities	510	466

Total current liabilities	2,287	2,442

Non-current liabilities:
Borrowings	377	369
Retirement benefit obligations	332	350
Deferred income tax liabilities	171	171
Other non-current liabilities	336	349

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,434	12,434
Retained earnings	76	150
Accumulated other comprehensive loss	(986)	(1,026)

Total News Corporation stockholders’ equity	11,530	11,564
Noncontrolling interests	216	218

Total equity	11,746	11,782

Total liabilities and equity	$15,269	$15,483

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the three months ended September 30,
	2016	2015

Operating activities:
Net income	$—	$189
Less: Income from discontinued operations, net of tax	—	46

Income from continuing operations	—	143

Adjustments to reconcile income from continuing operations to cash (used in) provided by operating activities:
Depreciation and amortization	120	121
Equity losses (earnings) of affiliates	15	(8)
Other, net	(17)	(5)
Deferred income taxes and taxes payable	(35)	(109)
Changes in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(64)	(94)
Inventories, net	(16)	30
Accounts payable and other liabilities	(258)	74
Pension and postretirement benefit plans	(13)	(11)

Net cash (used in) provided by operating activities from continuing operations	(268)	141

Investing activities:
Capital expenditures	(49)	(63)
Changes in restricted cash for Wireless Group acquisition	315	—
Acquisitions, net of cash acquired	(283)	(16)
Investments in equity affiliates and other	(10)	(14)
Proceeds from dispositions	24	2
Other	(8)	5

Net cash used in investing activities from continuing operations	(11)	(86)

Financing activities:
Repayment of borrowings acquired in the Wireless Group acquisition	(23)	—
Repurchase of shares	—	(15)
Dividends paid	(18)	(16)
Other, net	(18)	(6)

Net cash used in financing activities from continuing operations	(59)	(37)

Net (decrease) increase in cash and cash equivalents from continuing operations	(338)	18
Net decrease in cash and cash equivalents from discontinued operations	(3)	(35)
Cash and cash equivalents, beginning of period	1,832	1,951
Exchange movement on opening cash balance	8	(36)

Cash and cash equivalents, end of period	$1,499	$1,898

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. Management calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying current period results by the difference between the average quarterly exchange rates for the current year period and the average quarterly exchange rates in effect during the corresponding period of the prior year.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2016 and 2015.

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)

As reported	$1,965	$2,014	$(49)	$130	$165	$(35)

Impact of acquisitions	(37)	—	(37)	15	—	15

Impact of foreign currency fluctuations	36	—	36	5	—	5

Net impact of U.K. Newspaper Matters	—	—	—	2	5	(3)

As adjusted	$1,964	$2,014	$(50)	$152	$170	$(18)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2016 and 2015 are as follows:

	For the three months ended September 30,
	2016	2015	% Change
	(in millions)		Better/(Worse)

Adjusted Revenues:
News and Information Services	$1,241	$1,290	(4)%
Book Publishing	387	409	(5)%
Digital Real Estate Services	211	191	10%
Cable Network Programming	125	124	1%
Other	—	—	**

Total Adjusted Revenues	$1,964	$2,014	(2)%

Adjusted Segment EBITDA:
News and Information Services	$61	$83	(27)%
Book Publishing	48	42	14%
Digital Real Estate Services	66	57	16%
Cable Network Programming	20	28	(29)%
Other	(43)	(40)	(8)%

Total Adjusted Segment EBITDA	$152	$170	(11)%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2016 and 2015.

	For the three months ended September 30, 2016
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,222	$(18)	$37	$—	$1,241
Book Publishing	389	(9)	7	—	387
Digital Real Estate Services	226	(10)	(5)	—	211
Cable Network Programming	128	—	(3)	—	125
Other	—	—	—	—	—

Total Revenues	$1,965	$(37)	$36	$—	$1,964

Segment EBITDA:
News and Information Services	$46	$13	$2	$—	$61
Book Publishing	48	—	—	—	48
Digital Real Estate Services	67	2	(3)	—	66
Cable Network Programming	14	—	6	—	20
Other	(45)	—	—	2	(43)

Total Segment EBITDA	$130	$15	$5	$2	$152

	For the three months ended September 30, 2015
	As Reported	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,290	$—	$1,290
Book Publishing	409	—	409
Digital Real Estate Services	191	—	191
Cable Network Programming	124	—	124
Other	—	—	—

Total Revenues	$2,014	$—	$2,014

Segment EBITDA:
News and Information Services	$83	$—	$83
Book Publishing	42	—	42
Digital Real Estate Services	57	—	57
Cable Network Programming	28	—	28
Other	(45)	5	(40)

Total Segment EBITDA	$165	$5	$170

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, restructuring charges, equity (losses) earnings of affiliates, interest, net, other, net, and income tax benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that information about Total Segment EBITDA allows users of the Company’s financial statements to evaluate changes in the operating results of the Company separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. The following table reconciles Total Segment EBITDA to income from continuing operations.

	For the three months ended September 30,
	2016	2015	Change	% Change
		(in millions)		Better/(Worse)

Revenues	$1,965	$2,014	$(49)	(2)%
Operating expenses	(1,157)	(1,199)	42	4%
Selling, general and administrative	(678)	(650)	(28)	(4)%

Total Segment EBITDA	130	165	(35)	(21)%
Depreciation and amortization	(120)	(121)	1	1%
Restructuring charges	(20)	(17)	(3)	(18)%
Equity (losses) earnings of affiliates	(15)	8	(23)	**
Interest, net	7	12	(5)	(42)%
Other, net	17	5	12	**

(Loss) income from continuing operations before income tax benefit	(1)	52	(53)	**
Income tax benefit	1	91	(90)	**

Income from continuing operations	$—	$143	$(143)	**

** - Not meaningful

NOTE 3 – ADJUSTED NET (LOSS) INCOME FROM CONTINUING OPERATIONS AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net (loss) income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax, recognized by the Company or its equity investees (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS,” respectively) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported net (loss) income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2016 and 2015.

	For the three months ended September 30, 2016			For the three months ended September 30, 2015
	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)

Income from continuing operations	$—	$		$143	$

Less: Net income attributable to noncontrolling interests	(15)			(14)

(Loss) income from continuing operations available to News Corporation stockholders	$(15)		$(0.03)	$129		$0.22

U.K. Newspaper Matters	2		—	5		0.01

Restructuring charges	20		0.04	17		0.03

Other, net	(17)		(0.03)	(5)		(0.01)

Equity losses of affiliates (a)	11		0.02	—		—

Tax impact on items above	(7)		(0.01)	(8)		(0.02)

Tax benefit (b)	—		—	(106)		(0.18)

As adjusted	$(6)		$(0.01)	$32		$0.05

(a)	Foxtel’s net income in the three months ended September 30, 2016 included a $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity (losses) earnings of affiliates were negatively affected by $11 million, which represents the Company’s share of that loss.
(b)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the disposal of the digital education business in the three months ended September 30, 2015.